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                                            Exhibit 20


                                            William H. Peltier
                                            602-207-5812


VIAD CORP
NEW NAME FOR DIAL CORP SERVICES BUSINESS
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Dial Spins Off Consumer Products Business to Stockholders


PHOENIX, Ariz., August 15, 1996 -- The Dial Corp today completed the spin-off of Dial's $1.6 billion consumer products group into an independent, publicly traded company known as The Dial Corporation (DL:NYSE). Dial's $2.5 billion services businesses remain with the parent corporation, now known as Viad Corp (VVI:NYSE).
      Both companies start trading tomorrow, August 16, on the New York Stock Exchange as independent companies under their own stock symbols.
      Viad Chairman and Chief Executive Officer John W. Teets said, "By splitting Dial into two separate, publicly traded companies, we believe we have set the stage so that each company can optimally pursue its own growth plans without constraints.
We look to expanding our services business, positioning Viad on an aggressive, new growth track."
      Under the spin-off plan, Viad (formerly Dial) stockholders receive one share representing the consumer products company for each Dial share they own. The transaction is tax-free and the two resulting companies retain investment-grade credit ratings. Both companies have been added to the S&P MidCap 400 Index--Viad to be included in the S&P MidCap 400 services industry group, The Dial Corporation in the S&P MidCap 400 household products (non-durables) industry group.
      Splitting the company is the final step in Teet's longtime restructuring of the company, from an unwieldy conglomerate involved in close to 20 businesses, to two focused and independent companies.
      The banner companies under the Viad name share a single defining characteristic: each is a highly focused player that holds a leading position in its respective industry.
Additionally, they are in industries with significant potential for growth and profitability.
      * Dobbs International is the largest full-service provider to the airline industry in the U.S., including airline catering and ground-handling services.
      * GES Exposition Services is the clear leader in the tradeshow, exposition and special event industry as contractor for setting up such gigantic shows as COMDEX, the NFL Super Bowl, and Atlanta Olympics.
      * Exhibitgroup/Giltspur is the undisputed leader in exhibition marketing including design and fabrication of major, blockbuster exhibits for corporations at tradeshows in both North America and the international arena.
      * Travelers Express is the nation's leading issuer of money orders (250 million), and handles payment services for banks, financial institutions, credit unions and utilities.
      Primarily number one in their industries, each Viad company cultivates a competitive advantage through the use of the most advanced technology, or by providing a superior level of service in its own particular niche.
      The new Viad Corp provides a unique investment opportunity for investors who appreciate the potential for growth in these specialized services. And, with the spin-off complete, Viad is now an independent entity--poised for growth, and focused on profit.

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                                            William H. Peltier
                                            602-207-5812


ROBERT H. BOHANNON APPOINTED
PRESIDENT AND CHIEF OPERATING OFFICER
VIAD CORP

PHOENIX, Ariz., August 15, 1996 -- John W. Teets, chairman and chief executive officer, Viad Corp (VVI:NYSE), announces the appointment of Robert H. Bohannon, 51, as president and chief operating officer of Viad, a $2.3 billion services company (formerly The Dial Corp). The appointment is effective immediately. Bohannon will also become a member of Viad's board of directors.
      Bohannon joined the company in 1993 as president and chief executive officer of Travelers Express, a Minneapolis-based Viad subsidiary in the payment services and money order business.
      "I am very pleased to announce Bob's election to this key position," Teets said. "His knowledge of our company, and his exceptional performance as leader of our Travelers Express unit will strengthen our top management team as we aggressively expand the new Viad."
      Bohannon replaces Andrew S. Patti, who has accepted an executive position with Ameritech Corporation of Chicago.
      Bohannon has worked in the financial services management field for more than 20 years, including 17 years at General Electric Credit Corporation where he was executive vice president of operations at the company's Mortgage Insurance Company. He also was head of the consumer credit business of Marine Midland Bank.
      During his three years at Travelers Express, Bohannon increased the company's operating income almost 80 percent, resulting in Travelers Express becoming Viad's number one subsidiary in net income.
      In addition, he expanded the company's payment product offerings from money orders, share drafts and official checks, to utility bill payments, payroll processing and the growing home banking services via telephone and personal computer.
      He also further developed Travelers state-of-the-art electronic payment equipment to handle the increased payment services the company now offers throughout the U.S. Travelers is the world's largest issuer of money orders, providing its patented technology to more than 40,000 retailers nationwide.
      Bohannon holds a B.B.A. from Kensington University. He will move to Arizona from Eden Prairie, Minnesota, with his wife and two of his four children.
      Viad Corp is a $2.3 billion corporation dedicated to the expanding services industry worldwide. Viad companies are leaders in their niche markets and are focused on the areas of convention and tradeshow services, airline services, payment services and travel and leisure.

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
                                            William H. Peltier
                                                 602-207-5812


           NEW MEMBERS ADDED TO VIAD CORP BOARD OF DIRECTORS


PHOENIX, Ariz., August 15, 1996 -- The board of directors of Viad Corp (VVI:NYSE), formerly The Dial Corp, announces the appointment of two new members of the board, bringing the total number of Viad board members to eight.
      The two new members elected to the board are: Timothy R. Wallace, 42, chairman of Rail Car, Container and Leasing Segments, Trinity Industries, Inc.; and Doug Rock, 49, chairman, president and chief executive officer of Smith International, Inc.
      This is in addition to the appointment of Robert H. Bohannon, 51, who, today, was named president and chief operating officer of Viad Corp, as well as a board member.

                     Viad Board Membership Roster
      Five members who formerly served on The Dial Corp board will continue as board members of the new Viad Corp. They are:
      *  Jack R. Reichert, retired chairman, Brunswick Corporation
      * Judith K. Hofer, president and CEO, Filene's (Division of May Dept. Stores)
      *  Linda Johnson Rice, president and COO, Johnson Publishing
Company
      *  Jess Hay, chairman, Texas Foundation for Higher Education
      *  John W. Teets, chairman and CEO Viad Corp.

        Doug Rock, Chairman, President, Chief Executive Officer
                       Smith International, Inc.
      New Viad board member, Doug Rock has 22 years' experience
with Smith International of Houston, primarily in the Smith Tool and Drilco divisions. He has held his current title for nine years. Prior to joining Smith, Rock worked at Joy Manufacturing,
A. O. Smith Corporation and FMC Corporation. He is very active in the Houston community, and is a member of numerous petroleum-affiliated organizations. He holds a B.S. from Pennsylvania State University and an MBA from University of Chicago, Graduate School of Business.

     Timothy R. Wallace, Chairman, Rail Car, Container and Leasing
Segments
                       Trinity Industries, Inc.
      New Viad board member Timothy R. Wallace has 21 years of experience in various management and executive positions with Dallas-based Trinity Industries' railcar, structural steel, containers, marine and transportation areas.
      The $1.5 billion segment under his authority includes tank freight cars and equipment; building components, structural steel; bridge, highway and railway sections; international vessels and containers; and barge/ship repair. He is very active in the Dallas community as a member of several boards of civic, educational and nonprofit organizations. He holds a B.B.A. from Southern Methodist University.
       Viad Corp is a $2.3 billion corporation dedicated to the expanding services industry worldwide. Viad companies are leaders in their markets and are focused on the areas of convention and tradeshow services, airline services, payment services and travel and leisure.

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